EXHIBIT (c)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Semi-Annual Report to Shareholders (Form N-CSRS) for the six-month period ended November 30, 2022, dated January 27, 2023, into Registration Statement (Form N-2, File No. 333-233605) of Guggenheim Taxable Municipal Bond & Investment Grade Debt Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated August 1, 2022, with respect to the financial statements and financial highlights of Guggenheim Taxable Municipal Bond & Investment Grade Debt Trust included in its Annual Report to Shareholders (Form N-CSR) for the year ended May 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
January 27, 2023